Exhibit 99.1

Contact:

Kristen Thomas

Investor Relations

IR@nexpoint.com

Media: pro-nexpoint@prosek.com

NREF Announces Second Quarter 2024 Results, Provides Third Quarter 2024 Guidance

Dallas, TX, August 1, 2024 – NexPoint Real Estate Finance, Inc. ("NREF" or the "Company") (NYSE: NREF) today reported its financial results for the quarter ended June 30, 2024.

NREF reported net income attributable to common stockholders of $7.5 million, or $0.40 per diluted share1, for the three months ended June 30, 2024.

NREF reported cash available for distribution2 of $15.0 million, or $0.64 per diluted share2, for the three months ended June 30, 2024.

“NREF is pleased to deliver another strong quarter with consistent, resilient earnings in our core property types. While banks and traditional lenders remain sidelined or distracted with credit issues, we remain active, focused and ready to deploy capital into this challenging credit market, capitalizing on market dislocations and creating long-term value for our shareholders,” commented Chief Investment Officer Matthew McGraner.

Second Quarter 2024 Highlights

•	Outstanding total portfolio of $1.2 billion, composed of 85 investments[3]
•

Single-family rental (“SFR”), multifamily, life sciences and specialty manufacturing, self-storage and marinas represent 18.8%, 56.9%, 22.2%, 1.5% and 0.6% of the Company’s investment portfolio, respectively

•

Weighted-average loan to value (“LTV”)[4] and debt service coverage ratio (“DSCR”) on our SFR, CMBS, CMBS I/O strips, preferred, mezzanine, credit risk transfer and mortgage-backed security investments are 62.3% and 1.52x3, respectively

•	As of August 1, 2024, there are no loans currently in forbearance in our portfolio
•	During 2Q 2024, NREF purchased a K – Series B-Piece with an outstanding principal balance of $31.9MM with bond equivalent yield of 9.50%
•

During the quarter, the Company originated and funded $67.5MM of $150.0 MM on a short-term bridge loan collateralized by life science assets in gateway markets.  The loan is approximately 55% LTV and bears a fixed interest rate of 16.5% per annum.

1 Weighted-average diluted shares outstanding assumes vesting of all outstanding unvested restricted stock units and the conversion of all redeemable non-controlling interests.

2 Earnings available for distribution (“EAD”), cash available for distribution (“CAD”) and earnings per adjusted diluted share (“EPS”) are non-GAAP measures. Beginning in the second quarter of 2024, EAD per diluted share, CAD per diluted share and EPS per adjusted diluted share are based on adjusted diluted weighted average shares outstanding. Adjusted diluted weighted average shares outstanding is a non-GAAP measure. For a discussion of why we consider these non-GAAP measures useful and reconciliations of these non-GAAP measures, see the “Reconciliations of Non-GAAP Financial Measures” and “Non-GAAP Financial Measures” sections of this release.

3 As of June 30, 2024; and excluding the common stock investments, preferred stock investment, the Hudson Montford and Alexander at the District multifamily properties, CMBS B-Pieces reflected on an unconsolidated basis.

4 Loan to value is generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated or by the current principal amount as of the date of the most recent as-is appraised value. For our CMBS B-Pieces, LTV is based on the weighted-average LTV of the underlying loan pool.

5 Net income attributable to common stockholders in 3Q 2024 is estimated to be between $9.1MM and $11.5MM. See reconciliations below.

Looking Ahead: Third Quarter 2024 Guidance

Earnings Available for Distribution2

●	3Q 2024 EAD per diluted share guidance is $0.50[5] at the midpoint

	Low		Mid		High
	Sept. 30, 2024		Sept. 30, 2024		Sept. 30, 2024
Net income	$12,318		$13,489		$14,660
Net (income) loss attributable to Series A Preferred stockholders	(874)		(874)		(874)
Net (income) loss attributable to Series B Preferred stockholders	(2,316)		(2,316)		(2,316)
Net income attributable to common stockholders	$9,128		$10,299		$11,470
Adjustments
Amortization of stock-based compensation	1,411		1,411		1,411
EAD	$10,539		$11,710		$12,881

Weighted average common shares outstanding - basic	17,461		17,461		17,461
Weighted average common shares outstanding - diluted	30,246		30,246		30,246
Shares attributable to potential redemption of Series B Preferred	(6,826)		(6,826)		(6,826)
Adjusted weighted average common shares outstanding - diluted	23,420		23,420		23,420

EPS per Weighted Average Share - diluted	$0.38		$0.42		$0.46
EPS per Adjusted Weighted Average Share - diluted	$0.39		$0.44		$0.49
EAD per Adjusted Weighted Average Share - diluted	$0.45		$0.50		$0.55

EPS Dividend Coverage Ratio	0.76	x	0.84	x	0.92	x
EPS Adjusted Dividend Coverage Raito	0.78	x	0.88	x	0.98	x
EAD Adjusted Dividend Coverage Raito	0.90	x	1.00	x	1.10	x

Cash Available for Distribution2

●	3Q 2024 CAD per diluted share guidance is $0.45[5] at the midpoint

	Low		Mid		High
	Sept. 30, 2024		Sept. 30, 2024		Sept. 30, 2024
EAD	$10,539		11,710		$12,881
Adjustments
Amortization of premiums	2,422		2,422		2,422
Accretion of discounts	(4,573)		(4,573)		(4,573)
Amortization and depreciation	1,062		1,062		1,062
CAD	$9,450		$10,621		$11,792

Weighted average common shares outstanding - basic	17,461		17,461		17,461
Weighted average common shares outstanding - diluted	30,246		30,246		30,246
Shares attributable to potential redemption of Series B Preferred	(6,826)		(6,826)		(6,826)
Adjusted weighted average common shares outstanding - diluted	23,420		23,420		23,420

EPS per Weighted Average Share - diluted	$0.38		$0.42		$0.46
EPS per Adjusted Weighted Average Share - diluted	$0.39		$0.44		$0.49
CAD per Adjusted Weighted Average Share - diluted	$0.40		$0.45		$0.50

EPS Dividend Coverage Ratio	0.76	x	0.84	x	0.92	x
EPS Adjusted Dividend Coverage Raito	0.78	x	0.88	x	0.98	x
CAD Adjusted Dividend Coverage Raito	0.80	x	0.90	x	1.00	x

Conference Call Details

The Company is scheduled to host a conference call on Thursday, August 1, 2024, at 11:00 a.m. ET (10:00 a.m. CT), to discuss second quarter 2024 financial results.

The conference call can be accessed live over the phone by dialing 888-660-4430 or +1 646-960-0537 and entering Conference ID 6891136. A live audio webcast of the call will be available online at the Company's website, https://nref.nexpoint.com (under "Resources"). An online replay will be available shortly after the call on the Company's website and continue to be available for 60 days.

A replay of the conference call will also be available through Thursday, August 15, 2024, by dialing 1 800- 770- 2030 or, for international callers, +1 647- 362- 9199 and entering passcode 6891136.

For additional commentary and portfolio information, please view NREF’s earning supplement, which was posted on the Company’s website, http://nref.nexpoint.com.

Reconciliations of Non-GAAP Financial Measures

The following table provides a reconciliation of Earnings Available for Distribution2 and Cash Available for Distribution2 to GAAP net income attributable to common stockholders and Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding (in thousands, except per share amounts):

	For the Three Months Ended June 30,
	2024	2023
Net income (loss) attributable to common stockholders	$7,488	5,747
Net income attributable to redeemable noncontrolling interests	2,275	1,856
Adjustments
Amortization of stock-based compensation	1,454	1,262
Provision for (reversal of) credit losses	(2)	(6)
Equity in (income) losses of equity method investments (1)	892	889
Unrealized (gains) or losses (2)	3,852	1,708
EAD	$15,959	$11,456

EAD per Adjusted Diluted Weighted-Average Share	$0.68	$0.50

Adjustments
Amortization of premiums	$1,682	3,806
Accretion of discounts	(3,693)	(3,572)
Depreciation and amortization of real estate investments	1,082	478
Amortization of deferred financing costs	12	11
CAD	$15,042	$12,179

CAD per Adjusted Diluted Weighted-Average Share	$0.64	$0.53

Weighted-average common shares outstanding - basic	17,422	17,213
Weighted-average common shares outstanding - diluted	27,788	23,080
Shares attributable to potential redemption of Series B Preferred	4,357	—
Adjusted weighted-average common shares outstanding - diluted	23,431	23,080

(1)

Starting in the third quarter of 2023, the Company has adjusted EAD to remove the (income) / loss from equity method investments as it does not represent distributable earnings. We will include income from equity method investments to the extent that we receive cash distributions and upon realizing gains and/or losses.

(2)	Unrealized gains represent the net change in unrealized gains on investments held at fair value.

About NexPoint Real Estate Finance, Inc.

NexPoint Real Estate Finance, Inc., is a publicly traded REIT, with its common stock and 8.50% Series A Cumulative Redeemable Preferred Stock listed on the New York Stock Exchange, primarily focused on originating, structuring and investing in first-lien mortgage loans, mezzanine loans, preferred equity, convertible notes, multifamily properties and common equity investments, as well as multifamily and single-family commercial mortgage-backed securities securitizations, promissory notes and mortgage-backed securities. More information about the Company is available at http://nref.nexpoint.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management's current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as "anticipate", “believe,” "estimate", "expect," "intend," "may", "should" and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s business, strategy and industry in general, third quarter 2024 guidance, including net income attributable to common stockholders, EAD, CAD, EAD and CAD per diluted share, EPS per adjusted diluted share and related coverage ratios, assumptions and estimates and the Company's intent to not settle Series B Preferred redemptions in shares of common stock when the Company's common stock price is below book value. They are not guarantees of future results and forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, including those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K and the Company's other filings with the SEC for a more complete discussion of risks and other factors that could affect any forward-looking statement. The statements made herein speak only as of the date of this press release and except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flows of the Company. The non-GAAP financial measures used within this press release are EAD, CAD, EAD and CAD per diluted share, EPS per adjusted diluted share and adjusted weighted average diluted shares outstanding.

EAD is defined as net income (loss) attributable to our common stockholders computed in accordance with GAAP, including realized gains and losses not otherwise included in net income (loss), excluding any unrealized gains or losses or other similar non-cash items that are included in net income (loss) for the applicable reporting period, regardless of whether such items are included in other comprehensive income (loss), or in net income (loss) and adding back amortization of stock-based compensation. Net income (loss) attributable to common stockholders may also be adjusted for the effects of certain GAAP adjustments and transactions that may not be indicative of our current operations. In addition, EAD in this press release includes the dilutive effect of non-controlling interests. We use EAD to evaluate our performance and to assess our long-term ability to pay distributions. We believe providing EAD as a supplement to GAAP net income (loss) to our investors is helpful to their assessment of our performance and our long-term ability to pay distributions. We also use EAD as a component of the management fee paid to our manager. EAD does not represent net income or cash flows from operating activities and should not be considered as an alternative to GAAP net income, an indication of our GAAP cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. Our computation of EAD may not be comparable to EAD reported by other REITs. Starting in the third quarter of 2023, the Company has adjusted EAD to remove the income/(losses) from equity method investments as they represent changes in the equity value of our investment rather than distributable earnings. The Company will include income from equity method investments to the extent that we receive cash distributions and upon realizing gains and/or losses.

We calculate CAD by adjusting EAD by adding back amortization of premiums, depreciation and amortization of real estate investment and amortization of deferred financing costs and by removing accretion of discounts. We use CAD to evaluate our performance and our current ability to pay distributions. We also believe that providing CAD as a supplement to GAAP net income (loss) to our investors is helpful to their assessment of our performance and our current ability to pay distributions. CAD does not represent net income or cash flows from operating activities and should not be considered as an alternative to GAAP net income, an indication of our GAAP cash flows from operating activities, a measure of our liquidity or an indication of funds available for our cash needs. Our computation of CAD may not be comparable to CAD reported by other REITs.

Adjusted weighted average diluted shares outstanding is calculating by subtracting the dilutive effect of potential redemptions of Series B Preferred shares for shares of our common stock from weighted average diluted shares outstanding. We believe providing adjusted weighted average diluted shares outstanding to our investors is helpful in their assessment of our performance without the potential dilutive effective of the Series B Preferred shares. We have the right to redeem the Series B Preferred shares for cash or shares of our common stock. Additionally, Series B Preferred redemptions are capped at 2% of the outstanding Series B Preferred shares per month, 5% per quarter and 20% per year. Further, it is the Company's intent to not settle Series B Preferred redemptions in shares of common stock when the Company's common stock price is below book value.

EPS per adjusted diluted share is calculated by dividing net income by adjusted weighted average diluted shares outstanding. We believe providing EPS per adjusted diluted share to our investors is helpful in their assessment of our performance without the potential dilutive effect of the Series B Preferred shares.

Adjusted weighted average diluted shares outstanding and EPS per adjusted diluted share should not be considered as alternatives to the GAAP measures. Our computation of adjusted weighted average diluted shares outstanding and EPS per adjusted diluted share may not be comparable to adjusted weighted average diluted shares outstanding or EPS per adjusted diluted share reported by other companies.